UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2009

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 18, 2009, the registrant entered into a further amendment to its agreement with Export Development Canada (“EDC”), which agreement was initially announced on January 14, 2009, as well as a cash collateral agreement. The amendment includes, among other things, that the registrant provide cash collateral of US$6.5 million for all outstanding post-petition support in accordance with the terms of the cash collateral agreement, and that continued access by the registrant to its EDC performance-related support facility is in the sole discretion of EDC, subject to the terms of the amendment and cash collateral agreement. The amendment also provides, upon delivery of the cash collateral which is subject to approval by the Canadian court, that the charge over certain of Nortel’s assets in favour of EDC will no longer be in force or effect. The amendment of the support facility and the cash collateral agreement are subject to approval by the Canadian Court.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment to the second amended and restated short-term support agreement between Nortel Networks Limited and Export Development Canada dated June 18, 2009.

10.2	Cash Collateral Agreement among the registrant and Export Development Canada dated June 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/S/ GORDON A. DAVIES
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle
Treasurer

Dated: June 19, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to the second amended and restated short-term support agreement between Nortel Networks Limited and Export Development Canada dated June 18, 2009.

10.2	Cash Collateral Agreement among the registrant and Export Development Canada dated June 18, 2009.

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